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                                                                     EXHIBIT 5.1

                              Business Objects S.A.
                              European Headquarters
                              1 Square Chaptal
                              92309 Levallois-Perret
                              France


                              October 2, 1998



Ladies and Gentlemen:

            In connection with the registration under the Securities Act of 1993, as amended (the "Act"), of up to a maximum number of 1,050,000 ordinary shares (the "Shares"), nominal value one French franc per ordinary share, of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France (the "Company"), we, as your French Counsel, have examined copies of the following documents:

        i. a certified copy of the text of the seventeenth resolution of the meeting of the shareholders of the Company held on June 18, 1998, relating inter alia to the authorization granted to the board of directors to grant to the Chief Executive Officers (President Directeurs Generaux), Managing Directors (Directeurs Generaux) and any Officers or other persons employed by the Company and its affiliates as defined in article 208-4 of the law n/o/ 66-537 of July 24, 1966 (the "Beneficiaries"), options to subscribe for the 750,000 shares pursuant to the terms and conditions of the Company's 1994 Stock Option Plan;

       ii. a certified copy of the results of the vote at such meeting for the seventeenth resolution established by Banque Paribas;

      iii. a certified copy of the text of the eigteenth resolution of the meeting of the shareholders of the Company held on June 18, 1998, deciding inter alia the issue of 135,000 ordinary new shares and reservation of subscription to said shares to the benefit of the salaried employees of the Company having adhered or to adhere to the Savings Plans;

       iv. a certified copy of the results of the vote at such meeting for the eighteenth resolution established by Banque Paribas;

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        v.  a certified copy of the tenth resolution of the meeting of the shareholders of the Company held on June 18, 1998 deciding inter alia the issue of 165,000 ordinary new shares pursuant to the 1995 International Employee Stock Purchase Plan and reservation of subscription to said shares to the benefit of Business Objects SA Employee Benefits Trust;

       vi. a certified copy of the results of the vote at such meeting for the tenth resolutions established by Banque Paribas;

      vii. the up-dated by-laws ("statuts") of the Company dated as of June 18, 1998 (the "Statuts"),

together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

            In the context of such examination we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the confirmity with the originals of all documents submitted to us as copies.

            Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned, we advise you that, in our opinion, any Shares to be issued upon exercise of any of the option granted under the 1994 Stock Option Plan or pursuant to the implementation of either of 1995 Employee Stock Purchase Plans, to the extent they are issued in compliance with the provisions of the relevant Plans, the Statuts and the then applicable law, and are fully paid up in accordance with the provisions of the relevant Plans, will be validly issued, fully paid up and nonassessable.

            The foregoing opinion is limited to the laws of the Republic of France, and we are expressing no opinion as to the effect of the laws under any other jurisdiction.

            We have relied as to certain matters on information obtained from officials of the Company and other sources believed by us to be responsible.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons the consent of whom is required under Section 7 of the Act.


         Very truly yours,



         /s/ Olivier Edwards                      /s/ Patrick Bonvarlet
         ----------------------------             ----------------------------
         Olivier Edwards                          Patrick Bonvarlet